Exhibit 99.1

NEWS RELEASE

Dynegy Inc. 601 Travis Street Suite 1400 Houston, Texas 77002 www.dynegy.com

FOR IMMEDIATE RELEASE	NR13-11

DYNEGY COMPLETES SALE OF ROSETON POWER PLANT

HOUSTON (May 1, 2013) — Dynegy Inc. (NYSE:DYN) has completed the sale of its Roseton power generation facility (Roseton) to a subsidiary of Castleton Commodities International LLC (CCI). A U.S. Bankruptcy Court-supervised auction sales process for the Roseton power generation facility located near Newburgh, New York was conducted in late 2012. Roseton was sold to CCI for $19.5 million in cash, subject to certain adjustments specified in the Asset Purchase Agreement, and CCI’s assumption of certain liabilities, including tax liabilities. The sales proceeds will be distributed in accordance with the terms of the relevant agreements, including the plan of liquidation approved by the U.S. Bankruptcy Court.

CCI and Dynegy received the necessary regulatory approvals for the sale from the Federal Energy Regulatory Commission and the New York Public Service Commission. These approvals were a condition for closing the sales.

Dynegy was advised on the transaction by Sidley Austin LLP and Blackstone Advisory Partners L.P.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the distribution of sales proceeds. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2012 Form 10-K. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466